Exhibit 99.2


         DANAHER CORPORATION SUCCESSFULLY ACQUIRES 94% OF SYBRON DENTAL
                           SPECIALTIES, INC.'S SHARES


Washington, D.C. and Newport Beach, CA, May 19, 2006 - Danaher Corporation (NYSE: DHR) and Sybron Dental Specialties, Inc. (NYSE:SYD) jointly announced today the expiration, as of Midnight, New York City time, on May 18, 2006, of the subsequent offering period in the tender offer made by Smile Acquisition Corp., Danaher Corporation's indirect wholly owned subsidiary, for all of the outstanding shares of Sybron Dental Specialties, Inc. common stock. The initial tender offer period expired on May 15, 2006. According to the final report of the depositary for the offer, as of the expiration of the subsequent offer period, 94% of Sybron's outstanding common stock (excluding shares subject to guaranteed delivery) were validly tendered and not withdrawn.

Smile will acquire all of the remaining outstanding shares of Sybron common stock by means of a short-form merger under Delaware law. In this merger, Smile will merge with and into Sybron and Sybron will become an indirect wholly owned subsidiary of Danaher. In the merger, each share of Sybron's outstanding common stock will be cancelled and (except for shares held by Danaher, Smile or stockholders properly exercising dissenters' rights) will be converted into the right to receive $47.00 per share, net to the seller in cash without interest. Following the merger, detailed instructions will be mailed to Sybron stockholders who did not tender in the offer outlining the steps to be taken to obtain the merger consideration.

Danaher Corporation is a leading manufacturer of Professional Instrumentation, Industrial Technologies, and Tools and Components. (www.danaher.com)

Sybron Dental Specialties and its subsidiaries are leading manufacturers of both a broad range of value-added products for the dental profession, including the specialty markets of orthodontics, endodontics and implantology, and a variety of infection prevention products for use by the medical profession. (www.sybrondental.com)

Please contact:

Andy Wilson
Vice President, Investor Relations
Danaher Corporation
2099 Pennsylvania Avenue, NW
12th Floor
Washington, D.C. 20006
Telephone: (202) 828-0850
Fax: (202) 828-0860